NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

FAUQUIER BANKSHARES CHAIRMAN RETIRES; SUCCESSOR AND VICE CHAIRMAN ELECTED

WARRENTON, VA, January 5, 2010 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) On December 17, 2009, John B. Adams, Jr. was formally elected Chairman and Randolph T. Minter was elected Vice Chairman of Fauquier Bankshares by the Company’s Board of Directors, effective January 1, 2010. In September 2008, C. H. Lawrence announced he would retire, as Chairman, effective December 31, 2009. Mr. Lawrence served as Chairman since June 2006 and was a director of the Bank for over 30 years.

John B. Adams Jr., served as Vice Chairman of the Bank from January 2004 through December 2009. Mr. Adams has been a director of the Company since 2003 and of the Bank since 2002. Mr. Adams was President and Chief Executive Officer of A. Smith Bowman Distillery from 1989 to 2003. He serves as president and Chief Executive Officer of Bowman Companies and as a director of Universal Corporation.

Randolph T. Minter has been a director of the Company and of the Bank since 1996. Mr. Minter has been President and owner of Moser Funeral Home, Inc. since 1986. He also has owned and operated Bright View Cemetery, Inc. in Fauquier County, Virginia since 1990.

Fauquier Bankshares, Inc. and The Fauquier Bank, had combined assets of $548.4 million and total shareholders’ equity of $42.6 million at September 30, 2009. The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through nine banking offices located in Fauquier and Prince William Counties in Virginia.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this release.

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